Exhibit 99.1

Press Contact:
Rob Babbush
858-812-7309 Direct

Investor Information:
877-934-4687
investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

•                  Revenues of $81.5 million increase 72% over third quarter 2007;

•                  Pro Forma EBITDA margins increase 27% over second quarter of 2008 to $4.7 million;

•                  Operating income of $3.0 million; and

•                  Integration of acquired businesses and cost reduction plan on track; lower margin business reduced.

SAN DIEGO, CA, NOVEMBER 6, 2008 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) today reported third quarter 2008 revenues of $81.5 million, a 71.6 percent increase over revenues in the third quarter of 2007.  Revenues for the nine-month period ended September 30, 2008 were $222.0 million, an increase of 53.8 percent over revenues generated in the nine-month period ended September 30, 2007.

Third quarter 2008 revenues reflect the recently completed merger with SYS at the end of the second quarter of 2008, as well as the Haverstick merger which occurred at the end of last year.  Third quarter 2008 revenues also included organic growth in the Company’s Rocket Support Services business, organic growth in its network and information technology work at certain Defense agencies and organic growth in Kratos’ security systems integration work at strategic locations in the United States. This growth was offset by expected reductions in third quarter weapon systems deliveries, as well as expected reductions in lower margin, material pass-through and other work on certain contracts.

The Company generated pro forma EBITDA from operations in the third quarter of $4.7 million, or 5.8 percent of revenues, an increase of 27.0 percent over the second quarter of 2008 pro forma EBITDA of $3.7 million, or 5.1 percent of revenues.  Pro forma EBITDA for the nine-month period ended September 30, 2008 was $11.3 million, up $12.4 million from a loss of $1.1 million for the prior year nine-month period.  For the third quarter, EBITDA utilizing GAAP results was $5.4 million, as pro forma EBITDA excluded certain non-recurring credits of $1.0 million related to the insurance reimbursement of previously recorded legal fees incurred related to the investigation of stock options, net of an $0.2 million impairment of assets and $0.1 million accrual for unused office space.

The Company reported operating income for the three-month period ended September 30, 2008 of $3.0 million, compared to an operating loss of $8.4 million for the comparable prior year period.    The Company reported loss per share from continuing operations of $.00 for the three-month period ended September 30, 2008, as compared to an EPS loss of $.12 from continuing operations for the comparable prior year period.

Eric DeMarco, President and Chief Executive Officer, said “During the third quarter the Company continued to make progress across substantially all operational and business integration areas.  The integration of Haverstick and SYS continued on plan, with a significant cost reduction action effected during the third quarter from which we expect to see the full financial and operational impact as we begin 2009.”

“There are also additional actions being taken and planned reductions that will occur through the end of the first quarter of 2009 further reducing the Company’s cost structure.  We expect these actions to positively impact 2009’s EBITDA margins once they are completed and the full impact realized, along with a reduction in low or no margin pass through work and material on contracts.   Though overall revenue will be reduced somewhat as pass through activities and lower margin revenues decline, overall EBITDA margins are expected to further increase and we remain on track to achieve our previously stated EBITDA objectives.”

“Additionally, in September, our weapons systems division fired two separate missiles at two separate targets for a customer, successfully demonstrating the weapons systems performance. As a result, a letter of request has been received, and we are now expecting a large follow on, sole source multi-year weapons systems contract in early 2009. Once received, this program will be an important component of Kratos’ 2009, 2010, and 2011 organic growth objectives.”

“During the third quarter we also consolidated five SYS and Kratos facilities into one, which will ultimately result in approximately $1 million in additional annual cost savings.  The majority of these cost savings will drop to the bottom line and increase operating margins; however, we have already commenced our planned investments in additional business development and contract capture resources in order to position the Company for sustained organic growth.”

Kratos’ contract highlights in the third quarter include the following:

•                  $8.9 million contract award from the Systems Architecture Development and Integration (SADIE) to provide various program management and data support services for the Department of the Navy, Space and Naval Warfare Systems Command (SPAWAR) Systems;

•                  Award of $10.3 million contract for Future Force, Wireless, Satcom Experimentation and Engineering Support for the U.S. Army at Fort Gordon, GA;

•                  Award of $3.0 million contract award to the Company’s Rocket Support Services Sector from the Navy AEGIS Ballistic Missile Defense Support Task to develop enhanced aerial target capabilities;

•                  Various contract awards aggregating $4.4 million to the Company’s Public Safety Business to provide physical security and surveillance services from four leading national digital infrastructure companies and one major medical facility.

DeMarco concluded “Over the past 10 months we have merged together three outstanding businesses focused on National Security, Homeland Security, C4ISR, Information Technology and Public Safety & Security.  The combination of these companies has created what Kratos is today; a business, once our integration is complete, that we expect to have enhanced revenue and earnings visibility, a significant contract backlog, multi-year contracts, solid customer relationships and sustainable organic growth.”

Conference Call

There will be an analyst and investor conference call conducted by the Kratos management team to discuss the third quarter 2008 financial results today at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. The live discussion can be accessed via webcast on the Internet at www.kratosdefense.com. There will be a replay of the webcast available on the website for those shareholders and analysts who are unable to listen to the live call.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies.  Principal services include C4ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration.  The Company is headquartered in San Diego, California, with resources throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, performance of key contracts, market developments, the effect of cost reduction activities, timing of the Haverstick and/or SYS integrations and anticipated benefits to be realized from these acquisitions. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the SYS integration will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, Form 10-Q for the period ended June 30, 2008, and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and pro forma EBITDA, are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$81.5	$47.5	$222.0	$144.3

Total cost of revenues	63.6	39.3	178.6	121.3
Gross profit	17.9	8.2	43.4	23.0

Selling, general and administrative expenses	12.8	8.0	32.7	25.5
Research and development	1.0	—	1.0	—
Impairment of assets and adjustments to the liability for unused office space	0.3	1.2	(0.3)	1.2
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	(1.0)	6.5	(1.6)	13.0
Depreciation	0.5	0.2	1.4	1.2
Amortization of intangible assets	1.3	0.7	3.6	2.1
Operating income (loss)	3.0	(8.4)	6.6	(20.0)
Interest income (expense), net	(2.7)	0.1	(7.5)	0.1
Other income (expense), net	(0.2)	—	0.8	0.7
Income (loss) from continuing operations before income taxes	0.1	(8.3)	(0.1)	(19.2)
Provision for income taxes	0.5	0.4	1.4	0.9
Loss from continuing operations	(0.4)	(8.7)	(1.5)	(20.1)
Income (loss) from discontinued operations, net of taxes	0.2	(4.7)	0.2	(9.2)
Net loss	$(0.2)	$(13.4)	$(1.3)	$(29.3)

Basic earnings (loss) per common share:
Loss from continuing operations	$(0.00)	$(0.12)	$(0.02)	$(0.27)
Income (loss) from discontinued operations, net of taxes	0.00	(0.06)	0.00	(0.13)
Net loss	$(0.00)	$(0.18)	$(0.01)	$(0.40)

Diluted earnings (loss) per common share:
Loss from continuing operations	$(0.00)	$(0.12)	$(0.02)	$(0.27)
Income (loss) from discontinued operations, net of taxes	0.00	(0.06)	0.00	(0.13)
Net loss	$(0.00)	$(0.18)	$(0.01)	$(0.40)

Weighted average common shares outstanding
Basic	105.1	74.1	88.0	74.0
Diluted	105.1	74.1	88.0	74.0
EBITDA (1)	$4.7	$0.5	$11.3	$(1.1)

Note: (1) EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus income (loss) from discontinued  operations, interest expense, net other income (expense) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, stock option investigation and related fees and recovery of unauthorized issuance of stock options, impairment of assets, and the adjustment to the  liability for unused office space.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. Please refer to the following table that reconciles GAAP net income to EBITDA. Reconciliation of EBITDA for the quarter ended June 29, 2008, to GAAP net income for that period is  available on our website at http://ir.kratosdefense.cm/releasedetail.cfm?ReleasID:326733.

Reconciliation of Net income (loss) to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$(0.2)	$(13.4)	$(1.3)	$(29.3)
(Income) loss from discontinued operations	(0.2)	4.7	(0.2)	9.2
Interest (income) expense, net	2.7	(0.1)	7.5	(0.1)
Other (income) expense related to SWAP instruments	0.2	—	(0.4)	—
Provision for income taxes	0.5	0.4	1.4	0.9
Depreciation	0.7	0.4	1.8	1.5
Stock compensation	0.4	0.1	0.8	0.4
Impairment of assets and adjustments to the liability for unused office space	0.3	1.2	(0.3)	1.2
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	(1.0)	6.5	(1.6)	13.0
Amortization of intangible assets	1.3	0.7	3.6	2.1

EBITDA	$4.7	$0.5	$11.3	$(1.1)
	5.8%	1.1%	5.1%	-0.8%

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Kratos Defense & Security Solutions

Unaudited Segment Data

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Government Solutions	$68.5	$34.8	$182.6	$107.4
Public Safety & Security	13.0	12.7	39.4	36.9
Total revenues	$81.5	$47.5	$222.0	$144.3

Operating income (loss) from continuing operations:
Government Solutions	$2.7	$0.7	$5.3	$3.3
Public Safety & Security	(0.1)	(1.3)	0.1	(5.0)
Other activities	0.4	(7.8)	1.2	(18.3)
Total operating income (loss) from continuing operations	$3.0	$(8.4)	$6.6	$(20.0)

Note: Other activities include costs of the stock option investigation and related costs incurred in 2007 and the benefit from the insurance proceeds received for the theft of stock options and a benefit related to a change in estimate for the Company’s unused office space in 2008.

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